Exhibit 99.1

HALOZYME RAISES 2025 FINANCIAL GUIDANCE RANGES AND REPORTS STRONG FIRST QUARTER 2025 RESULTS

Announcing New $250M Share Repurchase

Total Revenue Increased 35% YOY to $265 million and Royalty Revenue Increased 39% YOY to $168 million

Net Income Increased 54% YOY to $118 million; Adjusted EBITDA Increased 40% YOY to $162 million; GAAP Diluted EPS Increased 55% YOY to $0.93; non-GAAP Diluted EPS Increased 41% YOY to $1.111

Raising 2025 Financial Guidance Ranges for Total Revenue to $1,200 - $1,280 million, Representing YOY Growth of 18% - 26%, Adjusted EBITDA to $790 - $840 million, Representing YOY Growth of 25% - 33% and non-GAAP Diluted EPS to $5.30 - $5.70, Representing YOY Growth of 25% - 35%1

SAN DIEGO, May 6, 2025 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme” or the “Company”) today reported its financial and operating results for the first quarter ended March 31, 2025, provided an update on its recent corporate activities and raised its 2025 financial guidance.
“2025 is off to a strong start with our current three blockbuster brands, Darzalex SC, Phesgo and VYVGART Hytrulo, continuing to demonstrate strong growth in their currently approved indications. Our four recently launched products, Ocrevus Zunovo in U.S. and Europe, Tecentriq Hybreza in U.S. and Europe, Opdivo Qvantig in U.S. and Rybrevant SC in Europe are just beginning their contributions as our partners focus on gaining and expanding coverage and reimbursement. This broadened portfolio is resulting in an unprecedented set of 11 additional growth catalysts that have happened recently or are expected to happen in the coming months. These opportunities include multiple new European and U.S. product approvals, multiple new indication approvals and multiple key reimbursement milestones supporting access for an even greater number of patients, all creating new near and longer-term growth opportunity. As a result of this momentum, I am pleased to announce we are increasing our full year 2025 financial guidance ranges and a new $250 million share buyback,” said Dr. Helen Torley, president and chief executive officer, of Halozyme.
“In addition, our long-term growth prospects have never been better with additional growth opportunities projected to result from our pipeline, where two products, BMS’ nivolumab plus relatlimab SC and Takeda’s 20% immune globulin SC, continue in Phase 3 and where ViiV and Acumen announced development progress and data in the quarter. I am also pleased to announce that we have signed our first HVAI development agreement with a current ENHANZE partner and that a different ENHANZE partner is now moving our SVAI into clinical testing,” concluded Dr. Torley.

First Quarter and Recent Corporate Highlights:
•On May 6, Halozyme announced a second $250 million share repurchase under the $750 million approved program from February 2024.
•In April 2025, Halozyme filed a patent infringement lawsuit against Merck Sharp & Dohme Corp. (“Merck”) in the U.S. District Court in New Jersey alleging that Merck is using Halozyme’s patented MDASE™ subcutaneous drug delivery technology to develop Subcutaneous (“SC”) Keytruda. Halozyme is seeking damages and injunctive relief to stop Merck’s infringement of Halozyme’s MDASE™ intellectual property.
•In March 2025, Halozyme completed the first $250 million Accelerated Share Repurchase of its common stock under the $750 million approved program from February 2024.

First Quarter and Recent Partner Highlights:
•In April 2025, Roche received a positive opinion from the European Medicines Agency’s Committee for Medicinal Products for Human Use (“CHMP”) recommending an update to the European Union (“EU”) label for Phesgo® for human epidermal growth factor receptor 2 (“HER2”)-positive breast cancer. Administration of Phesgo® outside of a clinical setting (such as in a person’s home) by a healthcare professional will be possible, once safely established in a clinical setting.
•In April 2025, argenx received a positive opinion from the CHMP recommending European Commission approval of VYVGART® 1000mg (efgartigimod alfa) developed with ENHANZE® for SC injection as a monotherapy for the treatment of adult patients with progressive or relapsing active chronic inflammatory demyelinating polyneuropathy (“CIDP”) after prior treatment with corticosteroids or immunoglobulins.
•In April 2025, argenx received U.S. Food and Drug Administration (“FDA”) approval of VYVGART® Hytrulo prefilled syringe for self-injection for the treatment of adult patients with generalized myasthenia gravis who are anti-acetylcholine receptor antibody positive and adult patients with CIDP.
•In April 2025, Janssen received European Commission marketing authorization of the SC formulation of RYBREVANT® (amivantamab) with ENHANZE®, in combination with LAZCLUZE® (lazertinib), for the first-line treatment of adult patients with advanced non-small cell lung cancer (“NSCLC”) with epidermal growth factor receptor (“EGFR”) exon 19 deletions or exon 21 L858R substitution mutations. Additionally, RYBREVANT® (amivantamab) is approved as a monotherapy for adult patients with advanced NSCLC with activating EGFR exon 20 insertion mutations after the failure of platinum-based therapy. This represents the 10th partner product with ENHANZE® to be commercialized.
•In April 2025, Janssen received European Commission approval for an indication extension of DARZALEX® SC in combination with bortezomib, lenalidomide, and dexamethasone for the treatment of adult patients with newly diagnosed multiple myeloma regardless of transplant eligibility.
•In March 2025, Bristol Myers Squibb received a positive CHMP opinion recommending approval of Opdivo® (nivolumab) with ENHANZE® across multiple solid tumor indications.
•In March 2025, Acumen announced top-line results from a Phase 1 study of sabirnetug (ACU193) with ENHANZE® comparing the pharmacokinetics between SC and intravenous administrations in healthy volunteers that demonstrated weekly SC administration of sabirnetug was well-tolerated with systematic exposure supporting further clinical development.
•In March 2025, ViiV announced results from a Phase 2b study demonstrated N6LS administered every four months SC with ENHANZE® in combination with cabotegravir successfully maintained viral suppression in adults living with HIV who were already stable on treatment.

•In March 2025, Takeda announced Health Canada expanded the marketing authorization for HYQVIA® to include CIDP as a maintenance therapy after stabilization with intravenous immunoglobulin to prevent relapse of neuromuscular disability and impairment in adults.

First Quarter 2025 Financial Highlights:
•Revenue was $264.9 million, compared to $195.9 million in the first quarter of 2024. The 35% year-over-year increase was primarily driven by royalty revenue growth and an increase in sales of bulk rHuPH20. Revenue for the quarter included $168.2 million in royalties, an increase of 39% compared to $120.6 million in the first quarter of 2024, primarily attributable to increases in revenue of VYVGART® Hytrulo, DARZALEX® SC, and Phesgo®.
•Cost of sales was $48.4 million, compared to $28.3 million in the first quarter of 2024. The increase in cost of sales was primarily due to an increase in product sales.
•Amortization of intangibles expense remained flat at $17.8 million, compared to the first quarter of 2024.
•Research and development expense was $14.8 million, compared to $19.1 million in the first quarter of 2024. The decrease in research and development expense was primarily due to lower compensation expense driven by resource optimization and labor allocation initiatives, and timing of planned investments in ENHANZE® related to the development of our new high-yield rHuPH20 manufacturing process.
•Selling, general and administrative expense was $42.4 million, compared to $35.1 million in the first quarter of 2024. The increase was primarily due to an increase in consulting and professional service fees and compensation expense.
•Operating income was $141.5 million, compared to $95.5 million in the first quarter of 2024.
•Net income was $118.1 million, compared to $76.8 million in the first quarter of 2024.
•EBITDA and Adjusted EBITDA were $162.0 million, compared to $115.7 million in the first quarter of 2024.1
•GAAP diluted earnings per share was $0.93, compared to $0.60 in the first quarter of 2024. Non-GAAP diluted earnings per share was $1.11, compared to $0.79 in the first quarter of 2024.1
•Cash, cash equivalents and marketable securities were $747.9 million on March 31, 2025, compared to $596.1 million on December 31, 2024. The increase was primarily a result of cash generated from operations.

Financial Outlook for 2025
The Company is raising its financial guidance for 2025. Note that the guidance reflects tariffs that are currently implemented.
For the full year 2025, the Company expects:

•Total revenue of $1,200 million to $1,280 million, representing growth of 18% to 26% over 2024 total revenue, primarily driven by increases in royalty revenue. Revenue from royalties of $750 million to $785 million, representing growth of 31% to 37% over 2024.
•Adjusted EBITDA of $790 million to $840 million, representing growth of 25% to 33% over 2024.
•Non-GAAP diluted earnings per share of $5.30 to $5.70, representing growth of 25% to 35% over 2024. The Company’s earnings per share guidance does not consider the impact of potential future share repurchases.

Table 1. 2025 Financial Guidance

	Previous Guidance Range	New Guidance Range
Total Revenue	$1,150 to $1,225 million	$1,200 to $1,280 million
Royalty Revenue	$725 to $750 million	$750 to $785 million
Adjusted EBITDA	$755 to $805 million	$790 to $840 million
Non-GAAP Diluted EPS	$4.95 to $5.35	$5.30 to $5.70
1 Adjusted EBITDA and non-GAAP Diluted EPS are non-GAAP financial measures. See “Note Regarding Use of Non-GAAP Financial Measures” below for an explanation of these measures.

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the first quarter ended March 31, 2025 today, Tuesday, May 6, 2025, at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed live with pre-registration via link: https://registrations.events/direct/Q4I7813723. The call will also be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit Halozyme.com.

About Halozyme
Halozyme is a biopharmaceutical company advancing disruptive solutions to improve patient experiences and outcomes for emerging and established therapies. As the innovators of ENHANZE® drug delivery technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the subcutaneous delivery of injected drugs and fluids, with the goal of improving the patient experience with rapid subcutaneous delivery and reduced treatment burden. Having touched one million patient lives in post-marketing use in ten commercialized products in at least one major region and across more than 100 global markets, Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, Janssen, AbbVie, Eli Lilly, Bristol-Myers Squibb, argenx, ViiV Healthcare, Chugai Pharmaceutical and Acumen Pharmaceuticals.
Halozyme also develops, manufactures and commercializes, for itself or with partners, drug-device combination products using its advanced auto-injector technologies that are designed to provide commercial or functional advantages such as improved convenience, reliability and tolerability, and enhanced patient comfort and adherence. The Company has two commercial proprietary products, Hylenex® and XYOSTED®, partnered commercial products and ongoing product development programs with Teva Pharmaceuticals and McDermott Laboratories Limited, an affiliate of Viatris Inc.
Halozyme is headquartered in San Diego, CA and has offices in Ewing, NJ and Minnetonka, MN. Minnetonka is also the site of its operations facility.
For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain certain non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, Non-GAAP diluted earnings per share, Non-GAAP diluted shares, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discounts, intangible asset amortization, one-time changes, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, and certain adjustments to income tax expense. The Company calculates non-GAAP diluted shares excluding the dilutive impact of convertible notes which is used in calculating non-GAAP diluted earnings. The Company calculates EBITDA excluding interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges and transaction costs for business combinations. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company does not provide reconciliations of forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in share-based compensation expense and the effects of any discrete income tax items. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved; however, it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.
The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of the Company’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP, and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures, and the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures.
The Company considers these non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement
In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s financial performance (including the Company’s expected financial outlook for 2025) and expectations for future growth, profitability, total revenue, royalty revenue, EBITDA, Adjusted EBITDA, and non-GAAP diluted earnings-per-share and potential share repurchases under its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of higher volumes of injectable medications through subcutaneous delivery and the expected expiration date of our ENHANZE® patent in Europe. Forward-looking statements regarding the Company’s business may include potential growth and receipt of royalty and milestone payments driven by our partners’ development and commercialization efforts, potential new clinical trial study starts and clinical data, regulatory submissions and product launches, the size and growth prospects of our partners’ drug franchises, potential new or expanded collaborations (including potential HVAI and SVAI collaborations) and collaborative targets and regulatory review, and potential approvals of new partnered or proprietary products, and the potential timing of these events. These forward-looking statements are typically, but not always, identified through use of the words “expect,” “believe,”

“enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, uncertainties in tariffs and trade policies, unexpected adverse events or patient outcomes and competitive conditions. In addition, there can be no assurance as to developments related to the litigation referred to in this press release, the outcome of the litigation or any remedies that could be awarded in connection with the litigation. These and other factors that may result in differences are discussed in greater detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no duty to update forward-looking statements to reflect events after the date of this release.
Contacts:
Tram Bui
VP, Investor Relations and Corporate Communications
609-333-7668
tbui@halozyme.com

Samantha Gaspar
Teneo
212-886-9356
samantha.gaspar@teneo.com

Footnotes:
1. Reconciliations between GAAP reported and non-GAAP financial information for actual results are provided at the end.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenues
Royalties	$168,192	$120,593
Product sales, net	78,041	58,583
Revenues under collaborative agreements	18,628	16,703
Total revenues	264,861	195,879
Operating expenses
Cost of sales	48,403	28,329
Amortization of intangibles	17,762	17,763
Research and development	14,799	19,111
Selling, general and administrative	42,362	35,134
Total operating expenses	123,326	100,337
Operating income	141,535	95,542
Other income (expense)
Investment and other income, net	6,818	4,993
Interest expense	(4,525)	(4,507)
Income before income tax expense	143,828	96,028
Income tax expense	25,733	19,205
Net income	$118,095	$76,823

Earnings per share
Basic	$0.96	$0.61
Diluted	$0.93	$0.60

Weighted average common shares outstanding
Basic	123,215	126,941
Diluted	126,644	128,887

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$176,328	$115,850
Marketable securities, available-for-sale	571,594	480,224
Accounts receivable, net and contract assets	304,621	308,455
Inventories	164,868	141,860
Prepaid expenses and other current assets	44,617	38,951
Total current assets	1,262,028	1,085,340
Property and equipment, net	72,816	75,035
Prepaid expenses and other assets	55,609	80,596
Goodwill	416,821	416,821
Intangible assets, net	384,068	401,830
Deferred tax assets, net	5,190	3,855
Total assets	$2,196,532	$2,063,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,074	$10,249
Accrued expenses	130,305	128,851
Total current liabilities	150,379	139,100
Long-term debt, net	1,507,447	1,505,798
Other long-term liabilities	56,436	54,758
Total liabilities	1,714,262	1,699,656

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	7,596	—
Accumulated other comprehensive income (loss)	(3,413)	3,829
Retained earnings	477,964	359,869
Total stockholders’ equity	482,270	363,821
Total liabilities and stockholders’ equity	$2,196,532	$2,063,477

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2025	2024
GAAP Net Income	$118,095	$76,823
Adjustments
Investment and other income, net	(6,819)	(4,993)
Interest expense	4,525	4,507
Income tax expense	25,733	19,205
Depreciation and amortization	20,449	20,206
EBITDA	161,983	115,748
Adjustments	—	—
Adjusted EBITDA	$161,983	$115,748

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
GAAP Diluted EPS	$0.93	$0.60
Adjustments
Share-based compensation	0.08	0.08
Amortization of debt discount	0.01	0.01
Amortization of intangible assets	0.14	0.14
Income tax effect of above adjustments(1)	(0.07)	(0.04)
Non-GAAP Diluted EPS	$1.11	$0.79

GAAP Diluted Shares	126,644	128,887
Adjustments
Adjustment for dilutive impact of Senior 2028 Convertible Notes(2)	(458)	—
Non-GAAP Diluted Shares	126,186	128,887
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.

(1)Adjustments relate to taxes for the reconciling items, as well as excess benefits or tax deficiencies from share-based compensation, and the quarterly impact of other discrete items.
(2)Adjustment made for the dilutive effect of our Convertible Senior Notes due 2028 when the effect is not the same on a GAAP and non-GAAP basis for the reporting period.